Exhibit 99.1

Immunocore reports first quarter financial results and provides a business update

KIMMTRAK® (tebentafusp-tebn) net revenues of $70.3 million in Q1 2024; continuing to expand global access with 7 additional launches since January 2024

Phase 1/2 brenetafusp (IMC-F106C; PRAME-A02) clinical data in post-checkpoint late-line cutaneous melanoma selected for oral presentation at ASCO 2024

(OXFORDSHIRE, England & CONSHOHOCKEN, Penn. & ROCKVILLE, Md., US, May 8, 2024) Immunocore Holdings plc (Nasdaq: IMCR) (“Immunocore” or the “Company”), a commercial-stage biotechnology company pioneering and delivering transformative immunomodulating medicines to radically improve outcomes for patients with cancer, infectious diseases and autoimmune diseases, today announced its financial results for the first quarter ended March 31, 2024 and provided a business update.

“With our differentiated pipeline, we continue to work with a sense of urgency to bring KIMMTRAK to more patients; start the first registrational trial for brenetafusp, our PRAME ImmTAC therapy; and explore innovative new TCR treatments across oncology, infectious diseases, and autoimmune diseases,” said Bahija Jallal, Chief Executive Officer of Immunocore.

“We continue to gain insights into our ImmTAC platform, drawing on data from over 1,000 patients treated in our clinical programs. I am particularly pleased that the brenetafusp melanoma data has been selected for an oral presentation at ASCO,” said Mohammed Dar, Head of Clinical Development and Chief Medical Officer. “In addition, our KIMMTRAK registrational trial in late-line cutaneous melanoma, TEBE-AM, is recruiting ahead of schedule.”

First Quarter 2024 Highlights (including post-period)

Financial Results
Total net product revenue (or “net sales”) arising from the sales of KIMMTRAK® (tebentafusp) was $70.3 million in the first quarter of 2024, an increase of 36% over first quarter of 2023, of which $50.0 million was generated in the United States, $19.0 million in Europe (net of an increase in estimated reserves of $5.4 million) and $1.4 million in international regions.

Research & development expenses for the three months ended March 31, 2024 were $57.5 million, compared to $36.6 million for the same period in 2023. Selling, general and administrative (SG&A) expenses for the three months ended March 31, 2024 were $39.3 million, compared to $32.6 million for the same period in 2023.

Net loss for the first quarter of 2024 was $24.4 million compared to a net loss of $19.4 million in the same period in 2023.

The first quarter basic and diluted loss per share was $0.49, compared to $0.40 for the first quarter of 2023.

Cash and cash equivalents at March 31, 2024 were $832.8 million. This includes net cash proceeds of $390.2 million from the Company’s offering of convertible notes in February 2024. The Company plans to use $50 million from the net proceeds to repay its existing loan by the end of 2024.

KIMMTRAK
The Company’s lead product, KIMMTRAK® (tebentafusp-tebn), is approved in 38 countries and has been launched in 17 countries globally to date for people with HLA-A02+ metastatic uveal melanoma (mUM). KIMMTRAK continues to be the standard of care in most markets where it is launched. The Company sees three key growth areas for the KIMMTRAK opportunity, including: continued global expansion in mUM, as well as the potential expansion into adjuvant uveal melanoma and 2L+ advanced cutaneous melanoma (CM).

Metastatic uveal melanoma
•	In Q1 2024, KIMMTRAK net product sales were $70.3 million.
•	Launched KIMMTRAK in 7 additional countries (Australia, Canada, Spain, Bulgaria, Luxembourg, Czech Republic, Lithuania), since January 2024, for a total of 17 countries.
•	Continued to drive global launches, early patient identification, and market share growth in key markets.
•	Three posters accepted at ASCO 2024.

2L + advanced cutaneous melanoma
•	Randomization in TEBE-AM Phase 2/3 is ahead of schedule.

Adjuvant uveal (or ocular) melanoma
•	Randomization in the ATOM Phase 3 trial, led by the European Organisation for Research and Treatment of Cancer (EORTC), expected to start in the second half of 2024.

PRAME franchise
Brenetafusp (IMC-F106C) is the Company’s lead PRAME-A02 ImmTAC bispecific protein being investigated in solid tumors. The Company is evaluating brenetafusp, in combination with nivolumab, in a Phase 3 registrational trial (PRISM-MEL-301) in patients with first-line advanced cutaneous melanoma (CM). Brenetafusp is also being tested in monotherapy and combination in a Phase 1/2 clinical trial across multiple tumor types, including platinum resistant ovarian, non-small cell lung, and endometrial carcinoma. The Company’s PRAME franchise also includes two new PRAME ImmTAC candidates: IMC-P115C (PRAME-A02 HLE), a half-life extended version of brenetafusp for improved dosing convenience, and IMC-T119C (PRAME-A24), which is suitable for people with HLA-A24 allele.

PRISM-MEL-301 – First PRAME Phase 3 clinical trial with brenetafusp in first-line advanced cutaneous melanoma
•	Randomization of first patient in PRISM-MEL-301 expected in the second quarter of 2024.
•
In February 2024, the Company entered into a clinical trial collaboration and supply agreement with Bristol Myers Squibb (NYSE:BMY) to investigate brenetafusp in combination with nivolumab, in first-line advanced CM. Immunocore will sponsor and fund the study (PRISM-MEL-301), and Bristol Myers Squibb will provide nivolumab.

Phase 1/2 clinical trial of brenetafusp (PRAME-A02) in multiple solid tumors
•
Data from the Phase 1/2 trial with brenetafusp in patients with late-line CM selected for oral presentation on May 31, 2024 at the annual ASCO meeting. The Company will also host an analyst and investor event on the same day.

•
Additional clinical data from the ongoing monotherapy and combination cohorts is expected to be reported throughout 2024 including ovarian (expected by 3Q 2024), and non-small cell lung carcinoma (expected by 4Q 2024).

IMC-P115C (PRAME-A02 Half-Life Extended) & IMC-T119C (PRAME-A24)
•	Remain on track for Investigational New Drug (IND) or Clinical Trial Application (CTA) submissions for IMC-P115C by mid-2024 and for IMC-T119C in the fourth quarter of 2024.

Additional Oncology Candidates

IMC-R117C (first PIWIL1-A02 targeted immunotherapy) for colorectal and other gastrointestinal cancers
•	The CTA for IMC-R117C was accepted in April 2024 by the EMA, and the Company expects a Phase 1 clinical trial to start in the second half of 2024.

ImmTAV candidates for a functional cure in infectious diseases
The Company’s bispecific TCR technology platform has potential to offer a new approach for the treatment of chronic infections and aims to eliminate evidence of remaining virus in circulation after the patient stops taking medication - known as a "functional cure". Two investigational candidates are in Phase 1 clinical trials for people living with human immunodeficiency virus (HIV) and people with chronic Hepatitis B infection (HBV).

Phase 1 trial of IMC-M113V (gag A02) for people living with HIV
•	Patient enrollment continues into the multiple ascending dose (MAD) part of a Phase 1 clinical trial to identify a safe and tolerable dose.
•
This clinical trial will also evaluate whether IMC-M113V could lead to reduction in the viral reservoir and, after stopping all therapies (antiretroviral therapies and IMC-M113V), delay or prevent HIV rebound.

•	The Company expects to present the MAD data in the second half of 2024.
•	In February 2024, the Company presented two pre-clinical posters at the 2024 Conference on Retroviruses and Opportunistic Infections (CROI).

Phase 1 trial of IMC-I109V (Envelope A02) for people living with HBV or HBV-positive hepatocellular carcinoma
•	Patient enrollment continues into the single ascending dose portion of the clinical trial.

Tissue-specific down modulation of the immune system for autoimmune diseases
The Company is expanding its platform into autoimmune diseases with two new, first-in-class bispecific candidates recently entering its pipeline. The key differentiator of the Company’s ImmTAAI (Immune Modulating Monoclonal TCRs Against AutoImmune disease) platform is tissue-specific down modulation of the immune system whereby, when tethered to the tissue of interest, the new candidates suppress pathogenic T cells via PD1 receptor agonism.

IMC-S118AI (pre-pro insulin A02 x PD1), intended for disease-modifying treatment in type 1 diabetes
•	IMC-S118AI recognizes a peptide from pre-proinsulin presented by HLA-A02 on beta cells, coupled with a PD1 agonist effector arm.
•	IMC-S118AI is advancing towards GMP manufacturing in 2024.

Undisclosed non-HLA restricted (universal) candidate for inflammatory dermatological diseases
•	The candidate is an antigen presenting cell (APC) tethered ImmTAAI and is not HLA restricted (i.e. universal for all populations).

Financial Results
Basic and diluted loss per share was $0.49 for the quarter ended March 31, 2024, as compared to a basic and diluted loss per share of $0.40 for the same period in 2023. Net loss for the quarter ended March 31, 2024 was $24.4 million, as compared to $19.4 million for the same period in 2023.

For the first quarter ended March 31, 2024, the Company generated net sales of $70.3 million compared to $51.6 million for the same period in 2023, due to revenue from KIMMTRAK, of which $50.0 million was in the United States, $19.0 million (net of an increase in estimated reserves of $5.4 million) was in Europe, and $1.4 million was in the international regions. The increase in net sales was due primarily to increased volume in the United States and global country expansion, as the Company continued its commercialization efforts.

For the first quarter ended March 31, 2024, research and development (R&D) expenses were $57.5 million, compared to $36.6 million for the same period in 2023. These increases were primarily driven by expenses incurred for the PRAME programs, including the initiation of the Company’s Phase 3 clinical trial.

For the quarter ended March 31, 2024, SG&A expenses were $39.3 million, compared to $32.6 million for the same period in 2023. This increase was primarily related to additional employees engaged in business support functions, including medical and regulatory activities, to support our growing pipeline and commercial activities.

Cash and cash equivalents were $832.8 million as of March 31, 2024, as compared to $442.6 million as of December 31, 2023. In February 2024, the Company raised net cash proceeds of $390.2 million from a convertible notes offering with a six-year term and 2.50% interest rate. The Company plans to use $50 million from the net proceeds to repay its existing Pharmakon loan by the end of 2024.

As of December 31, 2023, the Company no longer qualified as a foreign private issuer for U.S. public company reporting purposes. Effective January 1, 2024, it now files periodic reports on U.S. domestic filer forms with the Securities and Exchange Commission (SEC) and complies with other rules as required, including but not limited to presenting its financial results in press releases and Annual Report on Form 10-K in accordance with U.S. GAAP, with such change being applied retrospectively including for the quarter ended March 31, 2023. See the Company’s Annual Report on Form 10-K, and its Form 10-Q filed today with the SEC, for more information.

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About ImmTAC® molecules for cancer

Immunocore’s proprietary T cell receptor (TCR) technology generates a novel class of bispecific biologics called ImmTAC (Immune mobilizing monoclonal TCRs Against Cancer) molecules that are designed to redirect the immune system to recognize and kill cancerous cells. ImmTAC molecules are soluble TCRs engineered to recognize intracellular cancer antigens with ultra-high affinity and selectively kill these cancer cells via an anti-CD3 immune-activating effector function. Based on the demonstrated mechanism of T cell infiltration into human tumors, the ImmTAC mechanism of action holds the potential to treat hematologic and solid tumors, regardless of mutational burden or immune infiltration, including immune “cold” low mutation rate tumors.

About ImmTAV molecules and infectious diseases

ImmTAV (Immune mobilizing monoclonal TCRs Against Virus) molecules are novel bispecifics that, like ImmTAC (Immune mobilizing monoclonal TCRs Against Cancer) molecules, are designed to enable the immune system to recognize and eliminate virally infected cells.

Immunocore is advancing clinical candidates to cure patients with HIV and hepatitis B virus (HBV). The Company aims to achieve sustained control of HIV after patients stop anti-retroviral therapy (ART), without the risk of virological relapse or onward transmission. This is known as ‘functional cure’. For the treatment of HBV, the Company aims to achieve sustained loss of circulating viral antigens and markers of viral replication after stopping medication for people living with chronic HBV.

About ImmTAAI molecules and autoimmune diseases

ImmTAAI (Immune mobilizing monoclonal TCRs Against Autoimmune) molecules are novel bispecifics that are designed for tissue-specific down modulation of the immune system. When tethered to the tissue of interest, ImmTAAI candidates suppress pathogenic T cells via PD1 receptor agonism. The Company is currently advancing two candidates for autoimmune conditions, including Type 1 Diabetes and inflammatory dermatological diseases.

About PRISM-MEL-301 – Phase 3 trial with brenetafusp (IMC-F106C, PRAME-A02) in 1L advanced cutaneous melanoma

The Phase 3 registrational trial will randomize patients with previously untreated, HLA-A*02:01-positive, advanced melanoma to brenetafusp + nivolumab versus nivolumab or nivolumab + relatlimab, depending on the country where the patient is enrolled. The trial will initially randomize to three arms: two brenetafusp dose regimens (40 mcg and 160 mcg) and control arm and will discontinue one of the brenetafusp dose regimens after an initial review of the first 60 patients randomized to the two experimental arms (90 patients randomized total). The primary endpoint of the trial is progression free survival (PFS) by blinded independent central review (BICR), with secondary endpoints of overall survival (OS) and overall response rate (ORR).

About the IMC-F106C-101 Phase 1/2 trial

IMC-F106C-101 is a first-in-human, Phase 1/2 dose escalation clinical trial in patients with multiple solid tumor cancers including non-small cell lung cancer (NSCLC), small-cell lung cancer (SCLC), endometrial, ovarian, cutaneous melanoma, and breast cancers. The Phase 1 dose escalation trial was designed to determine the maximum tolerated dose (MTD), as well as to evaluate the safety, preliminary anti-tumor activity and pharmacokinetics of IMC-F106C (brenetafusp), a bispecific protein built on Immunocore’s ImmTAC technology, and the Company’s first molecule to target the PRAME antigen. The Company has initiated patient enrollment into four expansion arms in cutaneous melanoma, ovarian, NSCLC, and endometrial carcinomas. The IMC-F106C-101 trial is adaptive and includes the option for Phase 2 expansion, allowing for approximately 100 patients treated per tumor type in the Phase 1 and 2 expansion arms. Dose escalation continues in additional solid tumors as well as plans for combination arms with standards-of-care, including checkpoint inhibitors, chemotherapy, and tebentafusp.

About TEBE-AM - Phase 2/3 trial with tebentafusp (gp100xCD3) in second-line or later cutaneous melanoma

The clinical trial is randomizing patients with second-line or later cutaneous melanoma who have progressed on an anti-PD1, received prior ipilimumab and, if applicable, received a BRAF kinase inhibitor. Patients will be randomized to one of three arms including tebentafusp, as monotherapy or in combination with an anti-PD1, and a control arm. The Phase 2 portion of the trial will include 40 patients per arm.

About the ATOM Phase 3 trial

The EORTC-led Phase 3 clinical trial will include sites in 10 EU countries and the United States and will randomize patients with HLA-A*02:01-positive high-risk primary uveal melanoma after definitive treatment, by surgery or radiotherapy, and no evidence of metastatic disease on imaging. The clinical trial is expected to enroll a total of 290 patients who will be randomized 1:1 to one of two arms: KIMMTRAK as monotherapy or observation. The primary endpoint of the trial is relapse-free survival (RFS), with secondary objectives of overall survival and safety and tolerability of tebentafusp. Exploratory objectives include the comparison of the health-related quality of life between the treatment arms and the evaluation of the role of circulating tumor DNA as a biomarker for the presence of residual disease.

About Uveal Melanoma

Uveal melanoma is a rare and aggressive form of melanoma, which affects the eye. Although it is the most common primary intraocular malignancy in adults, the diagnosis is rare, and up to 50% of people with uveal melanoma will eventually develop metastatic disease. Unresectable or metastatic uveal melanoma typically has a poor prognosis and had no approved treatment until KIMMTRAK.

About KIMMTRAK®

KIMMTRAK is a novel bispecific protein comprised of a soluble T cell receptor fused to an anti-CD3 immune-effector function. KIMMTRAK specifically targets gp100, a lineage antigen expressed in melanocytes and melanoma. This is the first molecule developed using Immunocore’s ImmTAC technology platform designed to redirect and activate T cells to recognize and kill tumor cells. KIMMTRAK has been approved for the treatment of HLA-A*02:01-positive adult patients with unresectable or metastatic uveal melanoma in the United States, European Union, Canada, Australia, and the United Kingdom.

IMPORTANT SAFETY INFORMATION

Cytokine Release Syndrome (CRS), which may be serious or life-threatening, occurred in patients receiving KIMMTRAK. Monitor for at least 16 hours following first three infusions and then as clinically indicated. Manifestations of CRS may include fever, hypotension, hypoxia, chills, nausea, vomiting, rash, elevated transaminases, fatigue, and headache. CRS occurred in 89% of patients who received KIMMTRAK with 0.8% being grade 3 or 4. Ensure immediate access to medications and resuscitative equipment to manage CRS. Ensure patients are euvolemic prior to initiating the infusions. Closely monitor patients for signs or symptoms of CRS following infusions of KIMMTRAK. Monitor fluid status, vital signs, and oxygenation level and provide appropriate therapy. Withhold or discontinue KIMMTRAK depending on persistence and severity of CRS.

Skin Reactions

Skin reactions, including rash, pruritus, and cutaneous edema occurred in 91% of patients treated with KIMMTRAK. Monitor patients for skin reactions. If skin reactions occur, treat with antihistamine and topical or systemic steroids based on persistence and severity of symptoms. Withhold or permanently discontinue KIMMTRAK depending on the severity of skin reactions.

Elevated Liver Enzymes

Elevations in liver enzymes occurred in 65% of patients treated with KIMMTRAK. Monitor alanine aminotransferase (ALT), aspartate aminotransferase (AST), and total blood bilirubin prior to the start of and during treatment with KIMMTRAK. Withhold KIMMTRAK according to severity.

Embryo-Fetal Toxicity
KIMMTRAK may cause fetal harm. Advise pregnant patients of potential risk to the fetus and patients of reproductive potential to use effective contraception during treatment with KIMMTRAK and 1 week after the last dose.

The most common adverse reactions (≥30%) in patients who received KIMMTRAK were cytokine release syndrome, rash, pyrexia, pruritus, fatigue, nausea, chills, abdominal pain, edema, hypotension, dry skin, headache, and vomiting. The most common (≥50%) laboratory abnormalities were decreased lymphocyte count, increased creatinine, increased glucose, increased AST, increased ALT, decreased hemoglobin, and decreased phosphate.

For more information, please see full Summary of Product Characteristics (SmPC) or full U.S. Prescribing Information (including BOXED WARNING for CRS).

About KIMMTRAKConnect
Immunocore is committed to helping patients who need KIMMTRAK obtain access via our KIMMTRAKConnect program. The program provides services with dedicated nurse case managers who provide personalized support, including educational resources, financial assistance, and site of care coordination. To learn more, visit KIMMTRAKConnect.com or call 844-775-2273.

About Immunocore

Immunocore is a commercial-stage biotechnology company pioneering the development of a novel class of TCR bispecific immunotherapies called ImmTAX – Immune mobilizing monoclonal TCRs Against X disease – designed to treat a broad range of diseases, including cancer, autoimmune, and infectious disease. Leveraging its proprietary, flexible, off-the-shelf ImmTAX platform, Immunocore is developing a deep pipeline in multiple therapeutic areas, including nine active clinical and pre-clinical programs in oncology, infectious diseases, and autoimmune diseases. The Company’s most advanced oncology TCR therapeutic, KIMMTRAK has been approved for the treatment of HLA-A*02:01-positive adult patients with unresectable or metastatic uveal melanoma in the United States, European Union, Canada, Australia, and the United Kingdom.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “may”, “will”, “believe”, “expect”, “plan”, “anticipate”, “estimate”, and similar expressions (as well as other words or expressions referencing future events or circumstances) are intended to identify forward-looking statements. All statements, other than statements of historical facts, included in this press release are forward-looking statements. These statements include, but are not limited to, statements regarding the commercial performance of KIMMTRAK, including expanded access to KIMMTRAK to more patients in the United States, Europe and globally, expected additional market launches; early patient identification, and market share growth; the potential benefits and advantages Immunocore’s products and product candidates, including KIMMTRAK and brenetafusp, are expected to provide for patients, including the potential of KIMMTRAK for expansion into other indications such as cutaneous and adjuvant uveal melanoma; expectations regarding the design, progress, timing, enrollment, randomization, scope, expansion, funding, and results of the Company’s ongoing and planned clinical trials, those of the Company’s collaboration partners or the combined clinical trials with the Company’s collaboration partners; statements regarding the benefits of the Company’s collaboration with Bristol-Meyers Squibb; the timing and sufficiency of clinical trial outcomes to support potential approval of any of the Company’s product candidates or those of, or combined with, its collaboration partners; the Company’s goals to develop and commercialize product candidates based on its KIMMTRAK platform alone or with collaboration partners; the expected submission of investigational new drug applications or clinical trial applications; the potential regulatory approval, expected clinical benefits and availability of the Company’s product candidates; and the use of proceeds from the convertible notes offering and pro forma cash position after the estimated use of proceeds. Any forward-looking statements are based on management’s current expectations and beliefs of future events and are subject to a number of risks and uncertainties that could cause actual events or results to differ materially and adversely from those set forth in or implied by such forward-looking statements, many of which are beyond the Company’s control. These risks and uncertainties include, but are not limited to, the impact of worsening macroeconomic conditions on the Company’s business, financial position, strategy and anticipated milestones, including Immunocore’s ability to conduct ongoing and planned clinical trials; Immunocore’s ability to obtain a clinical supply of current or future product candidates or commercial supply of KIMMTRAK or any future approved products, including as a result of health epidemics or pandemics, war in Ukraine, the conflict between Hamas and Israel, the broader risk of a regional conflict in the Middle East, or global geopolitical tension; Immunocore’s ability to obtain and maintain regulatory approval of its product candidates, including KIMMTRAK; Immunocore’s ability and plans in continuing to establish and expand a commercial infrastructure and to successfully launch, market and sell KIMMTRAK and any future approved products; Immunocore’s ability to successfully expand the approved indications for KIMMTRAK or obtain marketing approval for KIMMTRAK in additional geographies in the future; the delay of any current or planned clinical trials, whether due to patient enrollment delays or otherwise; Immunocore’s ability to successfully demonstrate the safety and efficacy of its product candidates and gain approval of its product candidates on a timely basis, if at all; competition with respect to market opportunities; unexpected safety or efficacy data observed during preclinical studies or clinical trials; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials or future regulatory approval; Immunocore’s need for and ability to obtain additional funding, on favorable terms or at all, including as a result of worsening macroeconomic conditions, including changes inflation and interest rates and unfavorable general market conditions, and the impacts thereon of the war in Ukraine, the conflict between Hamas and Israel, and global geopolitical tension; Immunocore’s ability to obtain, maintain and enforce intellectual property protection for KIMMTRAK or any of its product candidates it or its collaborators are developing; and the success of Immunocore’s current and future collaborations, partnerships or licensing arrangements, including the risk that Immunocore may not realize the anticipated benefits of its collaboration with Bristol Myers Squibb. These and other risks and uncertainties are described in greater detail in the section titled "Risk Factors" in Immunocore’s filings with the Securities and Exchange Commission, including Immunocore’s most recent Annual Report on Form 10-K for the year ended December 31, 2023 filed with the Securities and Exchange Commission on February 28, 2024, as well as discussions of potential risks, uncertainties, and other important factors in the Company’s most recent Form 10-Q and other subsequent filings with the SEC. All information in this press release is as of the date of the release, and the Company undertakes no duty to update this information, except as required by law.

Contact Information

Immunocore

Sébastien Desprez, Head of Communications
T: +44 (0) 7458030732
E: sebastien.desprez@immunocore.com
Follow on Twitter: @Immunocore

Investor Relations

Clayton Robertson, Head of Investor Relations
T: +1 (215) 384-4781
E: ir@immunocore.com

Immunocore Holdings PLC

Consolidated Statement of Operations

Comparison of the Quarters ended March 31, 2024 and 2023

$'000

	Quarter Ended
	March 31, 2024	March 31, 2023
Product revenue	$70,342	$51,581
Collaboration revenue	160	3,078
Total revenue	70,502	54,659
Cost of product revenue	(246)	(216)
Research and development expense	(57,459)	(36,572)
Selling, general, & administrative expense	(39,287)	(32,567)
Operating loss	(26,490)	(14,696)
Interest income	8,246	3,128
Interest expense	(3,239)	(1,250)
Foreign currency (loss)	(2,406)	(6,013)
Other expense, net	(190)	(325)
Net loss before income taxes	(24,079)	(19,156)
Income tax expense	(357)	(293)
Net loss	$(24,436)	$(19,449)
Other Comprehensive income:
Exchange differences on translation of foreign operations	897	7,434
Total Comprehensive loss	$(23,539)	$(12,015)

Net loss per share	$(0.49)	$(0.40)

Basic and diluted weighted average number of shares	49,877,218	48,183,771

Immunocore Holdings PLC
Consolidated Balance Sheets
As of
$'000

	Mar '24	Dec '23
ASSETS
Current assets
Cash and cash equivalents	$832,821	$442,626
Accounts receivable, net	57,754	52,093
Prepaid expenses and other current assets	31,296	29,600
Inventory	4,167	4,501
Total current assets	926,038	528,820
Property, plant and equipment, net	8,380	9,215
Operating lease, right of use assets, net	32,812	33,520
Deferred tax assets, net	10,761	10,973
Other non-current assets	15,996	14,473
Total assets	$993,987	$597,001

Liabilities and shareholders’ equity
Current liabilities
Accounts payables	$15,501	$17,798
Accrued expenses & other current liabilities	138,549	119,835
Operating lease liabilities, current	1,243	1,388
Total current liabilities	155,293	139,021
Accrued expenses, non-current	2,162	978
Deferred revenue, non-current	5,468	5,515
Operating lease liabilities, non-current	33,986	34,633
Interest-bearing loans and borrowings	437,544	48,011
Total liabilities	634,453	228,158

Shareholders' equity
Common stock	135	134
Deferred stock	1	1
Additional paid-in capital	1,163,872	1,149,643
Accumulated deficit	(769,110)	(744,674)
Accumulated other comprehensive (loss)	(35,364)	(36,261)
Total shareholders' equity	359,534	368,843
Total liabilities and shareholders' equity	$993,987	$597,001

Immunocore Holdings PLC
Summary Consolidated Statement of Cash Flows
For the Quarter Ended March 31,
$'000

	2024	2023

Cash and cash equivalents, beg of year	$442,626	$402,472
Net cash provided by (used in) operating activities	(4,587)	10,539
Net cash (used in) investing activities	(430)	(3,001)
Net cash provided by financing activities	396,012	6,139
Net foreign exchange difference on cash held	(800)	2,228
Cash and cash equivalents, end of year	$832,821	$418,377

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